Exhibit 3.133

State of Nebraska

Secretary of State

Filed: 3/24/06

ARTICLES OF ORGANIZATION

LIMITED LIABILITY COMPANY

1. The name of the limited liability company is Burlington Coat Factory of Nebraska, LLC.

2. The period of duration is perpetual.

3. The purpose for which the limited liability company is organized is to engage in any lawful act or activity for which a limited liability company may be organized under the Nebraska Limited Liability Company Act.

4. The principal place of business in Nebraska is 10303 W. Center Road, Omaha, Nebraska 68144.

5. The registered agent’s name and address is CSC-Lawyers Incorporating Service Company, 1900 First Bank Building, 233 South 13th Street, Lincoln, Nebraska 68508.

6. The total amount of cash contributed to stated capital of the LLC is $100.00.

7. Description of Property is: None.

8. Total additional contributions is: None.

9. Members shall not have the right to admit additional members.

10. The company will be managed by members. The name and address of member is Burlington Coat Factory Warehouse Corporation, 1830 Route 130, Burlington, New Jersey 08016.

11.	/s/ Cindy Rashed Reilly